Exhibit (c) (24)

Goldman Sachs

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INVESTMENT BANKING DIVISION

Preliminary Summary Discussion Materials Prepared for

The Special Committee of the Opal Board of Directors

Goldman, Sachs & Co.

October 10, 2012

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Disclaimer

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Goldman Sachs

The Goldman Sachs Team

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INVESTMENT BANKING DIVISION

Technology Investment Banking Opal Coverage

George Lee Global Co-Head of TMT Pawan Tewari Managing Director Guy Nachtomi Managing Director Ray Kwong Vice President Peter Brundage Managing Director

Corporate Finance Solutions

Srinidhi Raghavan Benjamin Mensah Michael Tepatti Daniel Shefter

Associate Analyst Analyst Head of Corporate Finance Solutions

Leveraged Finance Credit Risk Mgmt & Advisory

Matt DeFusco Head of TMT Leveraged Finance Anne Russ Vice President Eric Lindberg Vice President

Goldman Sachs

Introduction

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Goldman Sachs would like to thank the Special Committee for the opportunity to share our preliminary observations on several key questions regarding Opal today:

1 What is the public market’s perception of Opal and why does Opal trade the way that it does?

2 How do management’s financial projections compare in the context of public market perceptions?

3 What are some of the potential alternatives available to Opal today and how might they impact shareholder value?

— In addition to the potential financial impacts, what are the key strategic, operational and transactional issues to also consider?

4 What would be the recommended next steps in order to further evaluate the potential alternatives?

We have reviewed information provided by management to date, including:

— Management’s 9/21 Case financial projections and the July 2012 Board Strategy Plan

— Initial documents provided by management in the data room

— Other publicly available documents

In reaching our preliminary observations, we have relied upon management’s 9/21 Case

Additional diligence and management discussions and input would be required in order to further develop and refine our preliminary observations and analyses

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❶ Public Market Perspectives on Opal

INVESTMENT BANKING DIVISION

- Viewed over a range of historical time periods, Opal's share price has underperformed relative to that of its peer groups[1]

Time Period	Opal	HP	WholeCo	EUC	Enterprise	Software	Services	S&P
Last 10 Years	(62)%	31 %	1296 %	99 %	271 %	329 %	382 %	43 %
Last 5 Years	(66)%	(70)%	54 %	(21)%	1 %	54 %	61 %	(6)%
Last 3 Years	(37)%	(67)%	61 %	26 %	14 %	51 %	61 %	1 %
Last 1 Year	(35)%	(35)%	25 %	25 %	16 %	17 %	34 %	(4)%

- Opal's current public trading multiples also lag those of its peers, likely owing to a range of potential factors, including but not limited to, EUC segment financials overwhelming the Enterprise segment financials, views on the PC market outlook, an expectation of lower growth, overhang of recent underperformance, and a "show me" investor viewpoint regarding the Company's strategy
  - Additionally, Opal's significant cash balances may not be attributed full value by investors as it consists primarily of offshore cash and also because some investors may have the view that the cash will be used for acquisitions that may have limited P&L impact in the near term

CY2013E Multiple	Opal	HP	WholeCo	EUC	Enterprise	Software	Services	S&P
Enterprise Value / Sales[2]	0.2 / 0.3 x	0.4 x	2.3 x	0.1 x	1.3 x	2.6 x	1.1 x	0.1 x
Enterprise Value / EBITDA[2]	2.6 / 3.4	3.2	7.0	5.7	5.4	7.3	8.2	3.3
P / E	5.3	3.6	12.3	12.6	12.6	11.7	11.8	7.3
Operating P / E[3]	1.4	2.4	9.4	7.4	7.9	9.1	11.0	5.1

- 52% and 41% of Wall Street research analysts have a Buy or Hold recommendation on Opal, respectively, with a median price target of $14.00 and a price target ranging from $9.00 to $18.50
  - EPS estimates for FY2014 and FY2015 have trended downward since the first and second quarter earnings announcements

Source: Bloomberg, company reports, public filings, Capital IQ and IBES

[1] WholeCo peer composite consists of Accenture, Apple, Cisco, EMC, HP, IBM, Microsoft, Oracle, SAP. EUC peer composite consists of Acer, AsusTek and Lenovo. Enterprise peer composite consists of Brocade, Cisco, EMC, HP, IBM, Juniper and NetApp. Services peer composite consists of BMC Software, CA, Compuware, Informatica, Microsoft, Oracle, SAP, Symantec and Tibco. S&P peer composite consists of Ingram Micro and TechData.

[2] First figure represents Opal's EV / EBITDA multiple. Second figure assumes the public market adjusts Opal's cash balance for the tax associated with repatriating Opal's offshore cash balances, assuming 100% of cash is offshore.

[3] Operating P / E calculated by removing cash per share from each company's share price.

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2 Management Financial Projections

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(US$ in millions)

Management’s revisions to the July 2012 Board Strategy Plan to formulate the 9/21 Case financial projections reflect lower revenue growth rates and operating margins across most of the business

The reduction in operating margins impact EUC, Enterprise and S&P most significantly

July 2012 Board Strategy Plan 9/21 Case % Difference1

FY2013 FY2014 FY2015 FY2016 FY2017 FY2018 FY2013 FY2014 FY2015 FY2016 FY2017 FY2018 FY2013 FY2014 FY2015 FY2016 FY2017 FY2018

Revenue Dollars

EUC $32,784 $34,252 $36,013 $38,141 $39,206 $40,382 $28,655 $28,915 $30,096 $31,299 $31,612 $31,929 (13)% (16)% (16)% (18)% (19)% (21)%

Enterprise $11,897 $12,920 $14,033 $15,203 $15,992 $16,855 $10,559 $11,392 $12,298 $13,278 $13,832 $14,425 (11)% (12)% (12)% (13)% (14)% (14)%

Services $8,713 $9,268 $9,964 $10,810 $11,281 $11,768 $8,511 $8,863 $9,355 $10,047 $10,399 $10,770 (2)% (4)% (6)% (7)% (8)% (8)%

Software $430 $1,566 $2,063 $2,379 $2,576 $2,803 $557 $1,371 $1,809 $1,979 $2,162 $2,375 29% (12)% (12)% (17)% (16)% (15)%

S&P $10,018 $10,465 $10,973 $11,490 $11,777 $12,072 $9,208 $9,392 $9,674 $9,964 $10,014 $10,064 (8)% (10)% (12)% (13)% (15)% (17)%

WholeCo $63,021 $65,972 $69,546 $74,022 $76,831 $79,880 $57,490 $59,933 $63,232 $66,567 $68,019 $69,562 (9)% (9)% (9)% (10)% (11)% (13)%

Revenue Growth

EUC (1)% 5% 5% 6% 3% 3% (14)% 1% 4% 4% 1% 1% (12)% (4)% (1)% (2)% (2)% (2)%

Enterprise 16% 9% 9% 8% 5% 5% 3% 8% 8% 8% 4% 4% (13)% (1)% (1)% (0)% (1)% (1)%

Services 5% 6% 8% 9% 4% 4% 2% 4% 6% 7% 4% 4% (2)% (2)% (2)% (1)% (1)% (1)%

Software NA 264% 32% 15% 8% 9% NA 146% 32% 9% 8% 10% NM (118)% 0% (6)% 0% 1%

S&P (2)% 5% 5% 5% 3% 3% (10)% 2% 3% 3% 5% 5% (8)% (3)% (2)% (2)% 3% 3%

WholeCo 2% 5% 5% 6% 4% 4% (7)% 4% 6% 5% 2% 2% (9)% (1)% 0% (1)% (2)% (2)%

Operating Margins

EUC 5% 5% 6% 6% 8% 8% 3% 3% 3% 2% 2% 2% (30)% (53)% (55)% (58)% (75)% (75)%

Enterprise 7% 10% 10% 11% 11% 11% 3% 5% 6% 6% 7% 7% (56)% (51)% (46)% (44)% (35)% (35)%

Services 27% 29% 29% 30% 32% 32% 28% 29% 29% 30% 30% 30% 5% -- % -- % (0)% (7)% (8)%

Software (2)% (2)% 12% 17% 21% 23% (9)% (2)% 16% 18% 19% 18% NM NM 34% 2% (12)% (20)%

S&P 10% 11% 11% 12% 14% 14% 8% 8% 8% 8% 7% 6% (17)% (25)% (29)% (35)% (49)% (55)%

WholeCo 8% 9% 9% 9% 12% 12% 7% 7% 8% 8% 8% 8% (15)% (18)% (13)% (16)% (35)% (36)%

Source: Management and IBES

1 Highlighted figures represent operating margin declines of 25% of greater.

Goldman Sachs

2 Management Financial Projections

(Cont’d)

(US$ in millions)

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IBES estimates indicate that Wall Street research analysts have different expectations regarding Opal’s financial outlook than are suggested by the 9/21 Case financial projections

— Analysts expect little to no revenue growth in FY2014 and FY2015 and have lower EPS projections than the 9/21 Case financial projections

9/21 Case Opal IBES Estimates IBES less 9/21 Case

FY2013 FY2014 FY2015 FY2013 FY2014 FY2015 FY2013 FY2014 FY2015

Revenue $57,490 $59,933 $63,232 $57,443 $58,001 $57,143 $(47) $(1,932) $(6,089)

Revenue Growth (7.4)% 4.2% 5.5% (7.5)% 1.0% (1.5)% (0.1)% (3.2)% (7.0)%

Operating Income $3,999 $4,188 $4,851 $4,029 $4,099 $4,001 $30 $(88) $(850)

% Margins 7.0% 7.0% 7.7% 7.0% 7.1% 7.0% 0.0% 0.1% (0.7)%

EPS $1.70 $1.84 $2.20 $1.74 $1.80 $1.79 $0.04 $(0.04) $(0.41)

% Difference 2.4% (2.2)% (18.6)%

Source: Management and IBES

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INVESTMENT BANKING DIVISION

❷ Illustrative Status Quo Financial Analysis

Based on 9/21 Case Financial Projections

(US$ in millions, except per share amounts)

Illustrative Discounted Cash Flow Analysis

- High unlevered free cash flows during the projection period in the 9/21 Case financial projections drive illustrative DCF share price values that are greater than that of Opal's current share price
- The revenue growth rate and operating margin assumptions in the 9/21 Case financial projections would need to be meaningfully reduced in order to arrive at illustrative DCF values that are more in line with Opal's current share price

	FY2013	FY2014	FY2015	FY2016	FY2017	FY2018	Terminal Year
Revenue	$ 57,490	$ 59,933	$ 63,232	$ 66,567	$ 68,019	$ 69,562	$ 69,562
% Growth		*4.2 %*	*5.5 %*	*5.3 %*	*2.2 %*	*2.3 %*	
EBITDA (Pre-GAAP Adjustments)	$ 4,599	$ 4,788	$ 5,451	$ 5,872	$ 6,005	$ 6,099	$ 6,099
% Margin	*8.0 %*	*8.0 %*	*8.6 %*	*8.8 %*	*8.8 %*	*8.8 %*	*8.8 %*
Unlevered Free Cash Flow	**$ 2,219**	**$ 2,880**	**$ 3,443**	**$ 3,902**	**$ 4,299**	**$ 4,366**	**$ 4,344**

Illustrative Discount Rate	Implied Share Price – Perpetuity Growth Rate: -- %	1.5 %	3.0 %	Implied Terminal Year EBITDA Multiple – Perpetuity Growth Rate: -- %	1.5 %	3.0 %
8.0 %	$ 33.94	$ 39.45	$ 48.27	8.9 x	11.1 x	14.7 x
11.0 %	25.45	27.94	31.37	6.5	7.6	9.2
14.0 %	20.61	21.96	23.69	5.1	5.8	6.7

Sensitivity Analysis Assuming a 11% Illustrative Discount Rate and 1.5% Perpetuity Growth Rate

Δ in Annual EBIT Margin vs. 9/21 Case	Implied Share Price – Δ in Annual Rev. Growth Rate vs. 9/21 Case: (5.0)%	(2.5)%	-- %	Implied Terminal Year EBITDA Multiple – Δ in Annual Rev. Growth Rate vs. 9/21 Case: (5.0)%	(2.5)%	-- %
(5.0)%	$ 9.86	$ 10.70	$ 11.62	6.1 x	6.3 x	6.5 x
(2.5)%	16.49	18.06	19.78	7.0	7.2	7.3
-- %	23.13	25.43	27.94	7.4	7.5	7.6

Sensitivity Analysis Assuming a 1.5% Perpetuity Growth Rate

Illustrative Discount Rate	Implied Share Price – Terminal Year Δ in WC as a % of Δ in Revenue: -- %	10.0 %	20.0 %	Implied Terminal Year EBITDA Multiple – Terminal Year Δ in WC as a % of Δ in Revenue: -- %	10.0 %	20.0 %
8.0 %	$ 39.45	$ 38.47	$ 37.49	11.1 x	10.7 x	10.3 x
11.0 %	27.94	27.35	26.75	7.6	7.3	7.1
14.0 %	21.96	21.56	21.16	5.8	5.6	5.4

Source: Management and company reports

Note: The illustrative discounted cash flow analysis discounts cash flows to 2013 fiscal year end and assumes management's non-GAAP tax rate estimate of 21.0%. Assuming excess offshore cash of $7.0 billion is repatriated and subject to a 35% tax rate, the impact on implied share price is an approximate reduction of approximately $1.40

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INVESTMENT BANKING DIVISION

❷ Illustrative Status Quo Financial Analysis

Based on 9/21 Case Financial Projections
(US$ in millions, except per share amounts)

Illustrative Present Value of Future Share Price Analysis

- Assuming Opal continues to trade at a forward P/E multiple consistent with today's multiple, an illustrative present value of future share price analysis would imply share price values in the high single-digits to low-teens
- Peer PEG multiples based on IBES estimates would suggest that the EPS growth profile suggested by the 9/21 Case financial projections would result in Opal forward P/E multiples significantly higher than current

Opal FY 1 P/E	
Current (IBES FY 2013)	5.4 x
1Yr. Avg.	7.1
2Yr. Avg.	8.1

CY 1 P/E/G	
Opal[1]	3.7 x
HP[2]	1.2
WholeCo	1.4
EUC	0.7
Enterprise	1.4
Services	1.5
Software	1.3
S&P	0.9

	FY2013	FY2014	FY2015	FY2016	FY2017	FY2018
Diluted EPS (Non-GAAP)	$ 1.70	$ 1.84	$ 2.20	$ 2.45	$ 2.56	$ 2.64
% Annual Growth		*8.2 %*	*19.6 %*	*11.4 %*	*4.5 %*	*3.1 %*
% CAGR from FY2013 EPS		*8.2 %*	*13.7 %*	*12.9 %*	*10.8 %*	*9.2 %*
Illustrative PV of Future Share Price						
@ a 5.0x Forward P/E Multiple and Illustrative 10.0% Discount Rate		$ 9.19	$ 9.99	$ 10.11	$ 9.61	$ 9.03
@ a 5.0x Forward P/E Multiple and Illustrative 13.0% Discount Rate		$ 9.19	$ 9.73	$ 9.58	$ 8.86	$ 8.11
@ a 7.0x Forward P/E Multiple and Illustrative 10.0% Discount Rate		$ 12.86	$ 13.99	$ 14.15	$ 13.45	$ 12.64
@ a 7.0x Forward P/E Multiple and Illustrative 13.0% Discount Rate		12.86	13.62	13.41	12.40	11.35
@ a 9.0x Forward P/E Multiple and Illustrative 10.0% Discount Rate		$ 16.53	$ 17.98	$ 18.19	$ 17.29	$ 16.26
@ a 9.0x Forward P/E Multiple and Illustrative 13.0% Discount Rate		16.53	17.51	17.24	15.95	14.60

Source: Management, company reports, Bloomberg and IBES
Note: The illustrative future share price analysis discounts future share prices to 2013 fiscal year end. CY1 P/E/G multiples calculated based on CY2012 – CY2014 IBES EPS CAGRS, unless otherwise noted.
[1] Opal EPS CAGR based on January fiscal year end IBES estimates.
[2] HP EPS CAGR based on October fiscal year end IBES estimates.

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3 Summary Overview of Selected Potential INVESTMENT BANKING DIVISION

Alternatives

Opal

A B C D

Status Quo Take-Private Leveraged Buyout Separation via Spin-Off Separation via Client Spin-Merger Return of Capital to Shareholders

100% Spin-Off with No Cash Dividend 100% Spin-Off with Cash Dividend Sponsored Spin-Off Share Repurchase (Via New Debt or Existing Cash) Cash Dividend (Via New Debt or Existing Cash)

Note: Dotted blue lines denote alternatives that Opal could pursue on a standalone basis

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INVESTMENT BANKING DIVISION

Ⓐ Illustrative Leveraged Buyout Analysis

Based on 9/21 Case Financial Projections

(US$ in millions, except per share amounts)

Illustrative Sources and Uses

Illustrative Sources		% of Total
Extant Cash	$ 13,538	30.7 %
Rollover Notes	5,996	13.6
Rollover Structured Financing Debt	1,427	3.2
New $3 billion ABL	2,000	4.5
New Term Loan A	1,500	3.4
New Term Loan B	3,000	6.8
New Secured Bond	2,500	5.7
New Unsecured Guaranteed Notes	3,500	7.9
Total New Debt[3]	**$ 12,500**	**28.4**
MD Rollover at $15.00 per share[5]	3,674	8.3
Southeastern AM Rollover at $15.00 per share[5]	1,989	4.5
New Sponsor Equity	4,918	11.2
Total Illustrative Sources	**$ 44,042**	**100.0 %**

Illustrative Uses		% of Total
Equity Purchase Price at $15.00 per share [1]	$ 26,080	59.2 %
Assumed Existing Notes	5,996	13.6
Assumed Existing Structured Financing Debt	1,427	3.2
Refi Commercial Paper	1,018	2.3
Total Purchase Price Excluding Cash	**34,521**	**78.4**
Minimum Cash	6,500	14.8
Advisory Fees	75	0.2
Consulting / Legal	50	0.1
Financing Fees[2]	403	0.9
OID[3]	30	0.1
Tax on Cash Repatriation[4]	2,463	5.6
Total Illustrative Uses	**$ 44,042**	**100.0 %**

Illustrative Returns Analysis to New Sponsor

Assumes 21% Non-GAAP Tax Rate

Purchase Share Price	% Implied Premium	Implied LTM EBITDA Entry Multiple	Implied LTM EBITDA Exit Multiple					
			3.8 x	4.2 x	4.6 x	4.9 x	5.3 x	5.7 x
$ 13.00	37%	3.8 x	28.1 %	30.4 %	32.6 %	34.6 %	36.6 %	38.5 %
$ 14.00	48%	4.2 x	22.6 %	24.8 %	26.9 %	28.9 %	30.7 %	32.5 %
$ 15.00	58%	4.6 x	18.2 %	20.4 %	22.4 %	24.3 %	26.1 %	27.8 %
$ 16.00	69%	4.9 x	14.6 %	16.7 %	18.7 %	20.5 %	22.3 %	24.0 %
$ 17.00	80%	5.3 x	11.6 %	13.6 %	15.5 %	17.3 %	19.0 %	20.7 %
$ 18.00	90%	5.7 x	9.0 %	11.0 %	12.8 %	14.6 %	16.2 %	17.8 %

Assumes 30% Non-GAAP Tax Rate

Purchase Share Price	% Implied Premium	Implied LTM EBITDA Entry Multiple	Implied LTM EBITDA Exit Multiple					
			3.8 x	4.2 x	4.6 x	4.9 x	5.3 x	5.7 x
$ 13.00	37%	3.8 x	25.9 %	28.4 %	30.7 %	32.9 %	35.0 %	36.9 %
$ 14.00	48%	4.2 x	20.5 %	22.9 %	25.1 %	27.2 %	29.2 %	31.0 %
$ 15.00	58%	4.6 x	16.2 %	18.5 %	20.7 %	22.7 %	24.6 %	26.4 %
$ 16.00	69%	4.9 x	12.7 %	14.9 %	17.0 %	19.0 %	20.8 %	22.6 %
$ 17.00	80%	5.3 x	9.7 %	11.9 %	13.9 %	15.8 %	17.6 %	19.3 %
$ 18.00	90%	5.7 x	7.1 %	9.2 %	11.2 %	13.1 %	14.8 %	16.5 %

Source: Management and company reports

Note: Based on management's non-GAAP tax rate estimate of 21.0%.

[1] Assumes an illustrative purchase price of $15.00 per share, based on a 58% premium to the current share price of $9.47

[2] Financing fees estimated based on fees of 2.5% for the new ABL and Term Loans A and B and fees of 4.0% on new high yield bonds and notes.

[3] Based on an estimated OID of 99 for the new Term Loan B.

[4] Illustrative tax on offshore cash repatriation estimated by assuming that $7.0 billion of offshore cash, representing extant cash of $13.5 billion in excess of an estimated minimum cash balance requirement of $6.5 billion, is repatriated and subject to a 35.0% tax rate.

[5] Assumes that MD and Southeastern Asset Management roll 100% of their existing equity stakes in the transaction.

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B Preliminary Separation Topics for Consideration INVESTMENT BANKING DIVISION

For the purposes of evaluating the potential benefits and consideration of a business separation, we consider, based on management guidance, an illustrative separation of Opal into:

— Client: Consists of EUC, the consumer business of Services’ Support & Deployment (~10% of Services revenue) and the consumer-related portion of S&P (~75% of S&P revenue)

— Enterprise: Consists of Enterprise Solutions, Software, the corporate business of Services (~90% of Services revenue) and the corporate-related portion of S&P (~25 of S&P revenue)

Potential Benefits

Potentially “unlock” embedded shareholder value through trading multiple re-rating and arbitrage

Allows each entity to pursue potentially unique strategic, operation and financial objectives

— Pursue and execute growth strategy

— Strategic flexibility and optionality

— Management focus

In a public market context, may allow each entity to target potentially different shareholder bases

Each entity could potentially become an acquisition/merger target

Potential Considerations

The nature, magnitude and impact of potential operating dissynergies, including the loss of:

— Revenue and cross-selling opportunities

– Sales organization leverage

— Entry into emerging markets via Client / PC pull-through of Enterprise

— COGS / materials sourcing scale and influence

— Shared corporate overhead and public company costs

— Scale / credit quality to provide financing services to customers

— Client cash flows for investment in Enterprise

Potential customer, supplier and employee reaction and impact

The management pipeline to fill senior management positions at both entities

Potential shareholder dislocation

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INVESTMENT BANKING DIVISION

B Illustrative Spin-Off Analysis

Overview of Preliminary Assumptions

(US$ in millions)

Summary Overview of Assumptions and Methodology

- For the purposes of performing a preliminary and illustrative analysis to examine a separation of Opal into a "Client" business and an "Enterprise" business, as described on the prior page, we prepared illustrative financial projections for each entity based on the 9/21 Case financial projections and management guidance regarding high-level separation assumptions
  - — Further diligence would be required to refine the analyses
- The illustrative financial projections below also incorporate operating dissynergies related to sourcing and corporate and public company costs. Additional transaction-related dissynergies are incorporated into the analyses in the subsequent pages, including tax on repatriation of offshore cash and other one-time separation transaction-related costs

Illustrative Client Financial Summary

	FY2013	FY2014	FY2015	FY2016	FY2017	FY2018
Revenue						
EUC	$ 28,655	$ 28,915	$ 30,096	$ 31,299	$ 31,612	$ 31,929
% Growth	(13.8)%	0.9 %	4.1 %	4.0 %	1.0 %	1.0 %
S&P	6,906	7,044	7,255	7,473	7,510	7,548
% Growth	(9.9)%	2.0 %	3.0 %	3.0 %	0.5 %	0.5 %
Services	739	724	742	785	803	823
% Growth	66.8 %	66.8 %	0.4 %	5.7 %	2.4 %	2.4 %
Revenue	$ 36,301	$ 36,683	$ 38,093	$ 39,557	$ 39,926	$ 40,299
% Growth	(12.2)%	1.1 %	3.8 %	3.8 %	0.9 %	0.9 %
EBIT						
EUC	$ 924	$ 725	$ 743	$ 705	$ 638	$ 638
% Margin	3.2 %	2.5 %	2.5 %	2.3 %	2.0 %	2.0 %
S&P	602	631	625	600	560	500
% Margin	8.7 %	9.0 %	8.6 %	8.0 %	7.5 %	6.6 %
Services	441	419	429	450	457	464
% Margin	59.6 %	57.9 %	57.8 %	57.3 %	56.9 %	56.4 %
EBIT (Non-GAAP)[1,2]	$ 1,632	$ 1,441	$ 1,466	$ 1,427	$ 1,330	$ 1,280
% Margin	4.5 %	3.9 %	3.8 %	3.6 %	3.3 %	3.2 %
EBITDA (Pre-GAAP Adj.)[2]	$ 2,011	$ 1,809	$ 1,828	$ 1,784	$ 1,682	$ 1,628
% Margin	5.5 %	4.9 %	4.8 %	4.5 %	4.2 %	4.0 %

Illustrative Enterprise Financial Summary

	FY2013	FY2014	FY2015	FY2016	FY2017	FY2018
Revenue						
Enterprise Solutions	$ 10,559	$ 11,392	$ 12,298	$ 13,278	$ 13,832	$ 14,425
% Growth	2.8 %	7.9 %	8.0 %	8.0 %	4.2 %	4.3 %
Services	7,771	8,139	8,613	9,263	9,596	9,947
% Growth	(1.4)%	4.7 %	5.8 %	7.5 %	3.6 %	3.7 %
S&P	2,302	2,348	2,418	2,491	2,503	2,516
% Growth	NM	2.0 %	3.0 %	3.0 %	0.5 %	0.5 %
Software	557	1,371	1,809	1,979	2,162	2,375
% Growth	NM	146.3 %	31.9 %	9.4 %	9.2 %	9.9 %
Revenue	$ 21,189	$ 23,250	$ 25,139	$ 27,010	$ 28,093	$ 29,263
% Growth	2.3 %	9.7 %	8.1 %	7.4 %	4.0 %	4.2 %
EBIT						
Enterprise Solutions	$ 326	$ 550	$ 685	$ 850	$ 950	$ 990
% Margin	3.1 %	4.8 %	5.6 %	6.4 %	6.9 %	6.9 %
Services	1,977	2,110	2,306	2,551	2,643	2,735
% Margin	25.4 %	25.9 %	26.8 %	27.5 %	27.5 %	27.5 %
S&P	151	158	156	150	140	125
% Margin	6.5 %	6.7 %	6.5 %	6.0 %	5.6 %	5.0 %
Software	(50)	(23)	290	350	400	430
% Margin	NM	NM	16.0 %	17.7 %	18.5 %	18.1 %
EBIT (Non-GAAP)[1,2,3]	$ 1,587	$ 1,966	$ 2,605	$ 3,065	$ 3,295	$ 3,439
% Margin	7.5 %	8.5 %	10.4 %	11.3 %	11.7 %	11.8 %
EBITDA (Pre-GAAP Adj.)[2]	$ 1,808	$ 2,199	$ 2,844	$ 3,308	$ 3,542	$ 3,691
% Margin	8.5 %	9.5 %	11.3 %	12.2 %	12.6 %	12.6 %

Source: Management and company reports

[1] Includes allocated Long-Term Incentive expenses and other cost adjustments and excludes non-GAAP adjustments.

[2] Includes an additional estimated $100 million of annual pre-tax operating expenses related to assumed duplication of certain corporate and public company costs, based on management guidance.

[3] Includes $580 million of annual pre-tax sourcing dissynergies associated with an illustrative separation, per management estimates.

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Ⓑ Illustrative Spin-Off Analysis

(Cont'd)

(US$ in millions, except per share amounts)

INVESTMENT BANKING DIVISION

- Illustrative per share value outcomes to Opal shareholders in spin-off scenarios are driven by potentially achieving a public multiple re-rating to higher multiples that are more in-line with Client peers (~4.0x FY2014 EBITDA) and Enterprise peers (~7.0x FY2014 EBITDA) trading multiples today

100% Spin-Off w/ No Cash Dividend[1]

- Assumes a spin-off of Enterprise to Opal shareholders, with no cash dividend to shareholders

	Illustrative Value	
	% Own.	Per Share
Client Equity Stake	100.0 %	$ 5.80
Enterprise Equity Stake	100.0 %	9.33
Illustrative Total Value		**$ 15.12**
Illustrative After-tax Separation Costs[2]		(0.45)
Illustrative Adjusted Total Value		**$ 14.67**

Illustrative Sensitivity Analysis

		Client EV / FY2014E EBITDA		
		2.0 x	4.0 x	6.0 x
Enterprise	5.0 x	$ 10.05	$ 12.13	$ 14.22
EV / FY14	7.0 x	12.58	14.67	16.75
EBITDA	9.0 x	15.12	17.20	19.28

Illustrative Sensitivity Analysis

- Other spin-off variations include
  - 100% spin-off with a cash dividend to shareholders that is funded by additional debt raised at Client and/or Enterprise
  - Sponsored spin-off in which a sponsor makes an equity investment for up to a 49.9% stake in Client, with those cash proceeds being used to pay a cash dividend to shareholders
- Additional leverage at either entity could potentially impact the pro forma trading multiples, thus changing the value shareholders may receive
- Similarly, a sponsor's investment in Client can be at a negotiated value discount, thereby also affecting the value shareholders may receive

Summary Dissynergy Assumptions

- The illustrative spin-off analyses make a number of assumptions regarding potential operational, financial and transaction-related dissynergies, including:
  - $580 million of annual dissynergies at Enterprise related to sourcing (~2.7% of Enterprise revenue and 5.5% of ESG revenue)
  - $100 million each of additional annual corporate and public company costs at both separated entities that would need to be duplicated
  - $1 billion of one-time transaction-related separation costs (taxed at 21%)
  - Does not assume any DFS related-financial impact
  - 35% tax rate on repatriation of offshore cash balances for deleveraging purposes
  - Lower leverage capacity as a result of lower pro forma EBITDA related to operational dissynergies

Impact on Value from Various Illustrative Dissynergies

Source of Dissynergy	Per Share Amount
$580mm Annual Sourcing @ Enterprise at 7x	$ 2.34
$100mm Annual Corporate and Public Company Costs @ Enterprise at 7x	0.40
$100mm Annual Corporate and Public Company Costs @ Client at 4x	0.23
Tax on Repatriation of Off-Shore Cash[3]	0.85
$1000mm of One-time Transaction Expenses (Taxed at 21%)	0.45
Total Dissynergy / Share	**$ 4.27**

Source: Management and company reports

[1] Illustrative analysis assumes Client trades at 4.0x FY2014 EBITDA and Enterprise trades at 7.0x FY 2014

[2] Assumes a 21% tax rate.

[3] Assumes taxes of $1.5 billion based on repatriating $4.2 billion offshore cash, taxed at 35%, for Client deleveraging.

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INVESTMENT BANKING DIVISION

C Illustrative Spin-Merger Analysis

Based on 9/21 Case Financial Projections | Strategic Party Based on IBES (In US$)

- A spin-merger between Client and Strategic Party has the potential to result in Opal shareholder value enhancement assuming:
  - Multiple uplift of Client business if New Strategic Party (pro forma Client + Strategic Party) trades in-line with Strategic Party current standalone multiples
  - Potential revenue and cost synergies through a combination of Client and Strategic Party
  - Enterprise business multiple re-rating in line with Enterprise peer trading multiples
  - Other unquantified potential tax and structuring benefits related to New Strategic Party (e.g. foreign jurisdiction for new company)
- However, issues around execution, timing and post-transaction trading performance are some of the uncertainties in a spin-merger transaction, including those in a straight spin transaction

Current EV / FY2014 EBITDA
Strategic Party[3]: 4.9x Opal[3]: 2.6

Illustrative Summary[1]

	Illustrative Value	
	% Own.	Per Share
New Strategic Party Equity Stake	50.1 %	$ 6.65
Enterprise Equity Stake	100.0 %	9.33
Illustrative Total Value		**$ 15.98**
Illustrative After-tax Separation Costs[2]		(0.45)
Illustrative Adjusted Total Value		**$ 15.52**

Summary Synergy and Dissynergy Assumptions

- The illustrative spin-merger analysis make a number of assumptions regarding potential operational, financial and transaction-related synergies and dissynergies, including:
  - No revenue synergies and 50 bps of combined EBITDA margin improvement at New Strategic Party
  - $580 million of annual dissynergies at Enterprise related to sourcing (~2.7% of Enterprise revenue and 5.5% of ESG revenue)
  - $100 million of additional annual corporate and public company costs at Enterprise
  - $1 billion of one-time transaction-related separation costs
  - Does not assume any DFS related-financial impact
  - 35% tax rate on repatriation of offshore cash balances for deleveraging purposes
  - Lower leverage capacity as a result of lower pro forma EBITDA related to operational dissynergies

Illustrative Ownership Sensitivity Analysis

- Value to Opal S/H of New Strategic Party equity stake

		New Strategic Party EV / FY2014 EBITDA[3]		
		3.9 x	4.9 x	5.9 x
Opal S/H	50.1 %	$ 5.66	$ 6.65	$ 7.63
% Own.	55.0 %	6.22	7.30	8.38
in NQ	60.0 %	6.78	7.96	9.14

Illustrative Multiple Sensitivity Analysis

		New Strategic Party EV / FY2014 EBITDA[3]		
		3.9 x	4.9 x	5.9 x
Enterprise	5.0 x	$ 12.00	$ 12.99	$ 13.97
EV / FY14	7.0 x	14.53	15.52	16.51
EBITDA[3]	9.0 x	17.07	18.05	19.04

Illustrative Synergy Sensitivity Analysis

- Assumes New Strategic Party trades at 4.9x FY2014 EBITDA
- Assumes Enterprise trades at 7.0x FY2014 EBITDA

		New Strategic Party EBITDA Margin Improvement		
		-- %	0.5 %	1.0 %
N. Strategic Party	(2.5)%	$ 14.62	$ 15.16	$ 15.69
Revenue	-- %	14.99	15.52	16.06
Synergies	2.5 %	15.35	15.88	16.42

Source: Management, company reports and Wall Street research

Note: Assumes a spin-merge transaction occurs at fiscal year end 2013 and Opal shareholders' ownership in New Strategic Party of 50.1% Strategic Party's current public market equity valuation

[1] For illustrative purposes, assumes no combined revenue synergies and a 0.5% EBITDA margin improvement relative to the blended pro forma EBITDA margin.

[2] Assumes a 21% tax rate.

[3] New Strategic Party and Strategic Party based on Strategic Party's March fiscal year end. Enterprise based on Opal's January fiscal year end.

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INVESTMENT BANKING DIVISION

D Illustrative Return of Capital Analysis

Based on 9/21 Base Case Financial Projections
(US$ in millions, except per share amounts)

- As a result of the difference between Opal's current P / E multiple and the cost of newly issued debt or the cost of holding cash on the balance sheet (even factoring for a potential 35% repatriation tax), Opal could potentially deliver value accretion to shareholders through a debt or cash-funded one-time share repurchase or cash dividend

One-Time Share Repurchase

Illustrative $2 Billion Leveraged Share Repurchase[1]

Net Debt Proceeds for Repurchase		**$ 1,980**
Repurchase Price (@ 10% Premium)		$ 10.41
% of Current Basic Shares Repurchased		11.0 %
Pro Rata Value per Share		**$ 1.14**
FY2014 Status Quo EPS		$ 1.84
FY2014 Pro Forma EPS		2.04
% EPS Accretion / Dilution		**11.0 %**
	Illustrative FY2014 P/E Multiple	
	5.0 x	**6.0 x**
Pro Forma Share Price	$ 10.19	$ 12.23
PF Value of Retained Shares	9.08	10.89
Pro Rata Value	**$ 10.22**	**$ 12.03**

Illustrative $2 Billion Cash Financed Share Repurchase

Cash Post-Repatriation Tax for Repurchase		**$ 1,980**
Repurchase Price (@ 10% Premium)		$ 10.41
% of Current Basic Shares Repurchased		11.0 %
Pro Rata Value per Share		**$ 1.14**
FY2014 Status Quo EPS		$ 1.84
FY2014 Pro Forma EPS		2.06
% EPS Accretion / Dilution		**12.1 %**
	Illustrative FY2014 P/E Multiple	
	5.0 x	**6.0 x**
Pro Forma Share Price	$ 10.30	$ 12.36
PF Value of Retained Shares	9.17	11.00
Pro Rata Value	**$ 10.31**	**$ 12.14**

One-Time Cash Dividend to Shareholders

Illustrative $2 Billion Dividend Recapitalization[1]

Net Debt Proceeds for Dividend		**$ 1,980**
Basic Shares Outstanding		1,735
Dividend per Share		**$ 1.14**
FY2014 Status Quo EPS		$ 1.84
FY2014 Pro Forma EPS		1.81
% EPS Accretion / Dilution		**(1.5)%**
	Illustrative FY2014 P/E Multiple	
	5.0 x	**6.0 x**
Pro Forma Share Price	$ 9.05	$ 10.86
Per Share Dividend	1.14	1.14
Pro Rata Value	**$ 10.19**	**$ 12.00**

Illustrative $2 Billion Cash Financed Dividend

Cash Post-Repatriation Tax for Dividend		**$ 1,980**
Basic Shares Outstanding		1,735
Dividend per Share		**$ 1.14**
FY2014 Status Quo EPS		$ 1.84
FY2014 Pro Forma EPS		1.83
% EPS Accretion / Dilution		**(0.4)%**
	Illustrative FY2014 P/E Multiple	
	5.0 x	**6.0 x**
Pro Forma Share Price	$ 9.15	$ 10.98
Per Share Dividend	1.14	1.14
Pro Rata Value	**$ 10.29**	**$ 12.12**

Source: Management and company reports

Note: Illustrative analysis assumes a 21.0% non-GAAP tax rate, a pre-tax interest rate on cash balances of 0.5%, a 35.0% tax rate on repatriated offshore cash balances

1 Assumes $2.0 billion of new debt issuance via $500 million of T+125 new senior notes due February 2015, $750 million of T+200 new senior notes due February 2017 and $750 million of T+237.5 new senior notes due February 2022. Assumes fees of 1.0% on new issuances and a pro forma credit rating of Baa1 / BBB.

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Preliminary DFS Topics for Consideration

Summary of Selected Key Topics and Preliminary Perspectives INVESTMENT BANKING DIVISION

1 What is the impact of a sub-investment grade corporate credit rating on DFS?

There are likely two primary impacts of a credit downgrade on DFS:

— Inability to source funding via the commercial paper market

– Opal could potentially increase the size of the securitization program and / or access other forms of funding (e.g., an ABL revolver) to replace the commercial paper funding sources

— Higher funding costs across the range of funding sources

The Company should however continue to have access to the conduit and securitization markets, as well as the unsecured market

2 Could DFS be “ring-fenced” to mitigate the potential impacts of a corporate credit rating downgrade?

While there are examples of similar situations whereby the rating agencies have delineated between opco / holdco structures when dealing with captive financing subsidiaries (e.g., Ford), it is likely that the ring-fenced entity would be rated within 1-2 notches of the parent

— A range of other factors could influence the chances of benefitting from a ring-fence approach, including the nature of the protections / barriers put in place between the parent and subsidiary, the ownership structure of the subsidiary, the standalone credit quality of the subsidiary, perceptions around the parent’s credit strength and the level of co-dependence between the parent and subsidiary, among others

On balance, we do not believe the Company would materially benefit from a ring-fenced structure given the Company would still likely be able to access key funding markets, albeit at slightly higher funding costs

3 Would a separation of Opal into Client and Enterprise businesses automatically require a divestiture of DFS?

A separation, in and of itself, would not necessarily require a divestiture of DFS. There exists the potential to, in effect, separate the DFS portfolio and establish a DFS successor entity at each of Client and Enterprise

— Key factors to consider would include the credit quality and ratings of the new companies, the portfolio diversity of the receivables within each DFS successor entity and the resulting ability to access the funding markets and cost of funding

4 Are there potential third party alternatives available for DFS?

There is likely to be interest from third parties in acquiring all or a portion of DFS

There are examples of other companies that have outsourced their financing activities and established relationships with third party financing providers

(e.g., Apple / Barclays, Kohl’s / Capital One)

— Key factors will likely center around what level of control Opal would like to maintain from a customer interfacing perspectives and determining a set of governance controls for the relationship (e.g., underwriting standards, financing terms, veto rights and final authority)

Preliminary Tax Considerations

Leveraged Buyout

Domicile of parent company

Should parent reincorporate to foreign country (i.e., “inversion”)

Existing offshore cash

Tax leakage from using offshore cash to fund buyout

Ability to minimize repatriation tax via inversion

Ongoing tax rate considerations

Impact of additional leverage on tax rate given need to repatriate cash flow to fund debt service

Inversion: potential rationale

Reduce repatriation tax leakage on offshore cash

Intercompany debt, etc…

Inversion: considerations

Impact on business and brand/reputation

Technical issues (e.g., rollover shareholders, desire for tax-deferral)

DFS: ability to use as home for offshore cash

Impact of corporate tax reform

Spin-off / Separation

Ability to consummate tax-free spin-off

Some potential tax leakage even if overall spin is tax-free

Inversion not feasible in stand-alone spin-off

Repatriation tax leakage if offshore cash used to fund debt reduction or return of capital to shareholders

Effective tax rates of separate companies

Client likely to have significantly lower tax rate than Enterprise

Spin-Merger

Tax-free status of overall transaction

Opal shareholders need to own >50% of combined company

Potential inversion of Client business as part of merger

Merger with foreign partner (e.g., Strategic Party) facilitates inversion

Need to consider structures for Opal shareholders to defer gain (e.g., exchangeable shares)

Repatriation tax leakage if offshore cash used to fund debt reduction or return of capital to shareholders

Return of Capital

Tax leakage if offshore cash is utilized

Limited capacity for additional tax-efficient repatriation

Use of debt vs. offshore cash depends in part on views regarding future tax policy

Repatriation holiday

Corporate tax reform

Impact of additional leverage on ongoing tax rate

Goldman Sachs does not provide accounting, tax, or legal advice. Notwithstanding anything in this document to the contrary, and except as required to enable compliance with applicable securities law, you (and each of your employees, representatives, and other agents) may disclose to any and all persons the US federal income and state tax treatment and tax structure of the transaction and all materials of any kind (including tax opinions and other tax analyses) that are provided to you relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind.

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Selected Recent Precedent M&A Transactions

INVESTMENT BANKING DIVISION

(US$ in millions, except per share amounts)

Technology M&A Transactions

Announcement Date	Acquirer	Target	Size	Premium
18-Aug-11	HP	Autonomy	$ 10,295	79 %
15-Aug-11	Google	Motorola Mobility	9,401	63
10-May-11	Microsoft	Skype	9,124	NA
20-May-12	Alibaba Group	Alibaba Group/Yahoo!	7,100	NA
4-Apr-11	Texas Instruments	National Semiconductor	6,502	78
15-Mar-12	Cisco	NDS	5,022	NA
22-May-12	SAP	Ariba	4,520	20
17-Feb-12	Advent International/ Goldman Sachs	TransUnion	4,493	NA
4-May-11	Applied Materials	Varian Semiconductor	4,293	55
7-Mar-11	Western Digital	Hitachi GST	4,250	NA
12-Sep-11	Broadcom	NetLogic	3,464	57
3-Dec-11	SAP	SuccessFactors	3,357	52
14-Dec-11	LAM Research	Novellus	3,073	28
4-Aug-11	Blackstone	Emdeon	3,027	17
5-Jan-11	Qualcomm	Atheros Communications	2,941	22
2-Jul-12	Micron	Elpida	2,671	NA
31-Aug-11	Sony/Toshiba/Hitachi	Japan Display	2,668	NA
2-Jul-12	Dell	Quest Software	2,372	20
28-Mar-11	Ebay	GSI Commerce	2,329	51
19-May-11	Toshiba	Landis+Gyr	2,300	NA
Mean			$ 4,660	45 %
Median			3,857	52

Leveraged Buyout Transactions

Announcement Date	Acquirer	Target	Debt Financing	Equity Financing	Enterprise Value	Premium
26-Feb-07	Morgan Stanley/Citigroup/Lehman Brothers/KKR/TPG/Goldman Sachs	TXU	$ 31,650	$ 8,000	$ 43,800	22 %
1-Apr-07	KKR	First Data	22,000	7,000	29,000	28
20-May-07	TPG/Goldman Sachs	Alltel	24,000	4,600	28,600	9
3-Jul-07	Blackstone	Hilton Hotels	20,600	4,372	24,972	40
29-May-07	Lehman Brothers/Tishman Speyer Properties	Archstone-Smith Trust	15,640	5,100	20,740	18
25-Jun-07	BC Partners/Unison Capital/Silver Lake	Intelsat	15,000	1,600	16,600	NA
1-Mar-11	Blackstone	Centro Properties Group-US Assets	NA	NA	9,400	NA
14-May-07	Cerberus	Chrysler	NA	NA	9,250	NA
19-Jun-07	Carlyle Group/Clayton Dubilier & Rice/Bain Capital	Home Depot Supply	6,000	2,500	8,500	NA
11-May-07	Apax/OMERS Capital Partners	Thomson Learning	5,580	1,920	7,500	NA
4-Jun-07	Silver Lake/TPG	Avaya	5,250	2,015	7,265	11
23-Nov-11	KKR/Crestview Partners/NGP Energy Capital/Itochu Corporation	Samson	3,600	3,600	7,200	NA
24-Feb-12	Apollo/Riverstone Holdings/Access Industries	EP Energy Corporation (El Paso)	3,500	3,600	7,100	NA
2-May-07	Clayton Dubilier & Rice/KKR	US Foodservice	NA	NA	7,100	NA
11-Mar-07	KKR/Citigroup/Goldman Sachs	Dollar General	4,200	2,805	7,005	34
29-May-07	Madison Dearborn Partners	CDW	4,449	2,403	6,852	14
18-Jul-12	BC Partners/CPPIB	Cequel Communications	4,615	1,985	6,600	NA
5-Jul-11	Apax/CPP/Public Sector Pension Investment Board of Canada	Kinetic Concepts	4,800	1,759	6,300	4
19-Jun-07	Madison Dearborn/Citigroup/DLJ/BAML/Wachovia Capital/Deutsche Bank	Nuveen Investments	3,600	2,700	6,300	22
2-Jul-07	Carlyle Group	Manor Care	4,600	1,299	5,899	6
Mean			$ 10,534	$ 3,368	$ 13,299	19 %
Median			5,250	2,700	7,383	18

Source: Capital IQ

Note: Technology M&A transactions reflect the top 20 deals since 2011 that are greater than $2.0 billion in announced transaction value. Leveraged buyout transactions reflect the top 20 deals since 2007 that are greater than $5.0 billion in announced transaction value

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4 Preliminary Perspectives Regarding Potential Next Steps

Evaluation of Potential M&A Interest

After the in-person management meetings, allow each of Sponsor A and Salamander 1 – 2 additional follow up diligence calls within the next 7 – 10 days

Request that initial indications of interest be submitted in writing in ~1 – 2 weeks

Initial indications containing price, financing / structuring / tax / accounting / legal assumptions, and other process and timing-related information

Review indications and provide feedback with respect to any materially incorrect assumptions

Request that the parties resubmit initial indications based on feedback

Based on resubmitted indications, Special Committee to make a “go / no go” decision

If decision is made to proceed, a single third-party financing source should be selected to provide parties market check on financing terms

Request that Sponsor A and Salamander confirm revised indication and leverage following market check process

In parallel with market check process, the Special Committee should decide in parallel whether to contact a short list of other potential sponsors/strategics to gauge interest

Evaluation of Spin-Off / Spin-Merger Alternatives

If a decision is made to further evaluate potential separation alternatives, management should undertake a process to determine how Opal might be organized into two or more separate entities, including considering:

Which businesses each entity would contain

Determining how each entity would be operated and any potential agreements between the entities to minimize and / or mitigate any separation-related dissynergies

Review the potential dissynergies of a separation, including operational, financial, structural and transaction-related dissynergies

Prepare financial projections for each entity as a standalone company, including quantifying the financial impact of any potential dissynergies

Once the financial projections are prepared, they should be incorporated into a financial analysis to determine the potential value outcomes associated with a separation

In parallel, further work should be done to evaluate the process and timetable required to effect a potential separation